Exhibit 99.1

Twelve Seas Investment Company II Announces Closing of Underwriters’ Over-Allotment Option

in Connection with its Initial Public Offering

New York, NY, March 10, 2021 /PRNewswire/ -- Twelve Seas Investment Company II (Nasdaq: TWLVU) (the “Company”) announced the closing of the issuance of an additional 4,500,000 units pursuant to the full exercise of the underwriters’ over-allotment option in connection with the Company’s initial public offering. The additional units were sold at the initial offering price of $10.00 per unit, resulting in additional gross proceeds of $45 million and bringing the total gross proceeds of the initial public offering to $345 million.

The Company’s units began trading on the Nasdaq Capital Market under the ticker symbol “TWLVU” on Friday, February 26, 2021. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the Nasdaq Capital Market under the symbols “TWLV” and “TWLVW,” respectively.

Mizuho Securities USA LLC acted as the sole book running manager for the offering. Xtellus Capital Partners Inc. and Beech Hill Securities, Inc. acted as co-managers on this offering.

Of the proceeds received from the consummation of the initial public offering, the full exercise of the over-allotment option and private placements of units, $345,000,000 was placed in trust.

The offering was made only by means of a prospectus.  Copies of the prospectus may be obtained, when available, from Mizuho Securities USA LLC, Attention: Equity Capital Markets, 1271 Avenue of the Americas, New York 10020; Telephone: 212-205-7600.

A registration statement relating to these securities has been filed with, and declared effective by, the SEC on February 25, 2021.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Dimitri Elkin
Twelve Seas Investment Company II
delkin @twelveseascapital .com